                                     SCHEDULE 14A
                                    (Rule 14a-101)
                       INFORMATION REQUIRED IN PROXY STATEMENT

                               SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                  (Amendment No.   )

Filed by the Registrant / /
Filed by a Party other than the Registrant /X/
Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
/ / Definitive Proxy Statement
/X/ Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

          Capital Realty Investors Tax Exempt Fund Limited Partnership and
           Capital Realty Investors Tax Exempt Fund III Limited Partnership
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                   Dominium Tax Exempt Fund L.L.P.
--------------------------------------------------------------------------------

                      (Name of Person(s) Filing Proxy Statement,
                            if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)   Title of each class of securities to which transaction applies:
         --------------------------------------------------------------------

    2)   Aggregate number of securities to which transaction applies:
         --------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         ---------------------------------------------------------------------
    4)   Proposed maximum aggregate value of transaction:
         ----------------------------------------------------------------------
    5)   Total fee paid:
         ----------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:
         $32,461
         ---------------------------------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
         Schedule 14A
         ---------------------------------------------------------------------
    3)   Filing Party:
         Capital Realty Investors Tax Exempt Fund Limited Partnership and Capital Realty Investors Tax Exempt Fund III Limited Partnership
         ----------------------------------------------------------------------
    4)   Date Filed:
         March 18, 1996 and September 3, 1996
         -------------------------------------------------------------------

                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE


From:  CRI, Inc.                             Contact:  Susan Backman
       CRITEF, Series I and Series II        CRI
       CRITEF III                            for the CRITEF Partnerships
       The CRI Building                      301-231-0231
       11200 Rockville Pike                  or
       Rockville, Maryland  20852            James T. Pastore
                                             Pastore Communications Group
                                             202-546-6451
                                             fax 202-547-2764
                                             e-mail pastore@ix.netcom.com

       Capital Apartment Properties, Inc.    Les Schupak
       11200 Rockville Pike                  KCSA Public Relations
       Rockville, Maryland  20852            212-682-6565, Ext. 207

       Dominium Tax Exempt Fund L.L.P.       Arthur B. Crozier
       2915 Niagara Lane                     Georgeson & Company Inc.
       Minneapolis, Minnesota  55447         212-440-9861


CRITEF GENERAL PARTNERS AND CAPREIT ANNOUNCES INCREASE IN MERGER PRICES,
        DOMINIUM URGES BAC HOLDERS TO SUPPORT THE MERGERS

ROCKVILLE, MD., Nov. 6, 1996 -- (AMEX: CRA, CRB, CRL) -- The CRITEF partnerships, CAPREIT and Dominium have jointly announced CAPREIT's agreement to increase the consideration being offered by CAPREIT to BAC Holders in the proposed mergers between the CRITEF partnerships and affiliates of CAPREIT by an aggregate of approximately $6.5 million.

The increased offer will boost the redemption amounts payable to CRITEF BAC holders in the proposed mergers by approximately $0.60 per BAC. If the Mergers are approved by the requisite vote of BAC Holders, each BAC Holder would now receive, net in cash, a minimum of $15.42 per BAC, in the case of CRITEF, Series I; $15.11 per BAC, in the case of CRITEF, Series II; and $15.73 per BAC, in the case of CRITEF III.

William B. Dockser, Chairman of C.R.I., Inc., the sponsor of the CRITEF partnerships, said: "CAPREIT's improved offer pushes the merger prices to the higher end of the range of values of the CRITEF partnerships determined by the independent investment banking firm that provided the fairness opinions. The General Partners previously recommended the mergers as fair, and the additional monies now being offered to BAC Holders further strengthen our support."

Dominium, which previously opposed the mergers, was instrumental in negotiating the improved merger terms with CAPREIT and endorses and supports the revised merger terms. In accordance with a settlement of its various disputes with CAPREIT and the CRITEF partnerships, Dominium has also withdrawn its solicitation of proxies in opposition to the mergers.

Jack Safar, a partner in Dominium, said "We are pleased to have played a role in securing an improved offer for the BAC Holders. We believe that the improved merger offer maximizes value for all BAC Holders and we support it. We recommend approval of the mergers and strongly encourage all BAC Holders to vote in favor of the improved mergers."

The CRITEF partnerships have rescheduled the special meetings of BAC Holders to vote on the proposed mergers to November 27, 1996 and have set a new record date of November 12, 1996, for BAC Holders eligible to vote at the special meetings. The meetings had originally been set for October 29, 1996 and subsequently postponed to November 8, 1996. Approval of the mergers requires the affirmative vote of the holders of a majority of the outstanding BACs of the respective CRITEF partnerships.

The CRITEF partnerships will soon mail to all BAC Holders of record on the record date a supplement to the CRITEF partnerships' Joint Proxy Statement describing, among other things, the improved Merger terms, the terms of, and payments made in connection with, the Dominium settlement.

The CRITEF partnerships together hold 18 tax-exempt mortgage revenue bonds used to finance multifamily housing communities. Formed by C.R.I., Inc., in 1986 and 1987, the partnerships began trading on the American Stock Exchange on July 1, 1993.

CAPREIT, based in Rockville, Maryland, is a self-managed private real estate investment trust. CAPREIT owns 30 multifamily communities containing 7,512 units located in 10 states. In addition, CAPREIT manages another 39 apartment communities (including 14 of the CRITEF communities) for third-party owners. The largest investor in CAPREIT is Apollo Real Estate Investment Fund, L.P.

Dominium, through its affiliated companies, owns or manages approximately 14,000 multi-housing units across the country and has 25 years experience in real estate development and property management. In addition to its Minneapolis headquarters, Dominium has offices in Milwaukee, Chicago, Atlanta and Miami.

                           DOMINIUM TAX EXEMPT FUND L.L.P.
                                  2915 Niagara Lane
                              Plymouth, Minnesota 55447

                                                      November 7, 1996

                          RE: INCREASED MERGER CONSIDERATION
 Dear Fellow BAC Holder:

         We are pleased to advise you that we played an instrumental role in negotiating a significant increase of $6,500,000 in the merger consideration now being offered by CAPREIT to BAC Holders. We now believe that the improved merger offer is fair and in the best interest of BAC Holders. Set forth below is the prior price and the increased price to be paid for each BAC by each CRITEF Fund:
                                       Increased
                        Prior Price      Price
                        -----------    ---------

         CRITEF 1         14.82          15.42

         CRITEF 2         14.50          15.11

         CRITEF 3         15.13          15.73


In view of the increased redemption prices WE NOW URGE ALL BAC HOLDERS TO VOTE "FOR" THE PROPOSED CAPREIT TRANSACTIONS WITH THE CRITEF FUNDS. We will be voting our BAC units in favor of the proposed mergers.

         We thank those BAC Holders who supported us for their assistance-- together we have succeeded in securing an offer that is in the best interests of BAC Holders. In light of CAPREIT's improved offer and the settlement of the various disputes among the parties, we have formally withdrawn our solicitation of proxies in opposition to the mergers.
ACCORDINGLY, WE WILL NOT VOTE ANY PROXIES WE HAVE RECEIVED. If you previously returned to us, or Georgeson & Co. on our behalf, a BLUE (Dominium) Proxy Card, you must vote again on the GOLD Proxy Card or the voting instruction form which you shortly will be receiving from the CRITEF Funds or your broker, as the case may be.

         Again, we wish to thank all BAC Holders for their support and assistance in securing an offer from CAPREIT that maximizes BAC Holder value and urge BAC Holders to vote "FOR" each of the proposals to be voted upon at the Special Meetings now scheduled for November 27, 1996.

                                  Sincerely,

                                  DOMINIUM TAX EXEMPT FUND L.L.P.